Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-102593, 333-104958, 333-107756, and 333-108889 on Form S-3 and Registration Statement No. 333-160116 on Form S-8 of our reports dated March 8, 2011, relating to the financial statements of Dot Hill System Corp. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

/s/    Deloitte & Touche LLP

Denver, Colorado

March 8, 2011